EXHIBIT 99.2

To Form 8-K dated October 26, 2016

Seacoast Banking Corporation of Florida Second Quarter Earnings Conference Call October 27, 2016 10:00 AM Eastern Time

SPEAKERS

Dennis S. Hudson – Chief Executive Officer

Stephen A. Fowle – Chief Financial Officer

Charles K. Cross, Jr. – Commercial Banking Executive

Charles M. Shaffer – Head of Community Banking Division

David D. Houdeshell – Chief Credit Officer

ANALYSTS

Kyle Peterson - FBR

Peter Ruiz – Sandler O’Neill

Michael Young - SunTrust

PRESENTATION

Operator: Welcome to Seacoast Third Quarter Earnings Conference Call. My name is Jason and I will be your operator. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note this conference is being recorded.

I will now turn the call over to Dennis Hudson, CEO. Mr. Hudson, you may begin.

Dennis Hudson: Thank you very much and thanks, everybody, for joining us today for our Third Quarter 2016 Earnings Conference Call. Our press release issued yesterday after the market closed and updated investor presentation with supplementary information are posted on the Investor portion of our website at seacoastbanking.com. You can find that information under Presentations.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Before we begin, I’ll direct your attention as always to the statement contained at the end of our press release regarding forward-looking statements that we may make during the call. We’ll be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and our comments today are intended to be covered within the meaning of that Act. With me today is Steve Fowle, our Chief Financial Officer, who will discuss our financial and operating results. Also joining us in the room are Chuck Shaffer, who heads our Community Banking Division; Chuck Cross, our Commercial Banking Executive; David Houdeshell, our Chief Credit Officer; and Jeff Lee, our Chief Marketing and Analytics Officer. We’ll also be available to answer questions following the conclusion of our prepared remarks.

Seacoast Bank’s strong third quarter results reflect another quarter of successful execution of our balanced growth strategy with record loan production and large contributions from recent acquisitions. We are showing strong organic growth; our M&A strategy, we believe, is working; and our cost-cutting is producing returns for shareholders.

During the third quarter, we grew revenue, excluding securities gains, 27 percent year-over-year, and we increased earnings per share by 85 percent year-over-year and 71 percent linked-quarter on a GAAP basis; and by 56 percent year-over-year and 22 percent linked-quarter after some non-GAAP adjustments.

Seacoast’s business model transformation is yielding impressive top-line and bottom-line results. The combined impact of shifting banking transactions to our lower-cost channels and cutting costs, while driving revenue through our balanced growth strategy, is clearly reflected in the metrics that we posted this quarter.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

On a non-GAAP basis, our third quarter return on assets was 0.95 percent, compared to 0.84 percent in the second quarter of this year and 0.77 percent in the last year’s third quarter. This is a 23 percent improvement in only four quarters. Our third quarter return on tangible common equity was 12.6 percent, compared with 10.6 percent in the second quarter of this year and 8.2 percent in last year’s third quarter. This represents a 52% improvement year-over-year. Finally, our third quarter efficiency ratio was 63.1 percent compared with 64.8 percent in the second quarter of this year and 68.2 percent in last year’s third quarter. This is a 7 percent improvement on a year-over-year basis.

What’s equally important, though, is we’re achieving these metrics while retaining high quality and granularity of Seacoast’s loan portfolio because we believe it is in our shareholders’ best interests to keep our commercial real estate assets at levels well below those of our Florida peers.

The driver of this quarter’s results certainly was our outstanding loan production. We produced a record-breaking quarter in many of our loan categories, with consumer, residential and small business loans up significantly compared to last year’s third quarter. To detail a few numbers, our consumer and small business production was up 67 percent year-over-year; our residential was up 55 percent; and our commercial production was up 52 percent. Our Accelerate Commercial Banking team continues to contribute significant results with a significant pipeline in place as we enter Q4 of this year.

Our operating cost cuts throughout our network are having the impact that we anticipated. We achieved our cost-reduction targets for our recent BMO and Floridian acquisitions, and we completed all of our previously announced branch-related expense strategies while growing households and deposits in the important Orlando market. Because we’re growing deposits even as we rationalize our branch network, we expect deposits per branch, which were $66 million at the end of last year, to hit $78 million by the end of this year.

While talking about Orlando, let me remind all of you that we started in 2015 with an important beachhead in Orlando through the acquisition of BankFIRST. In only seven quarters since then, through our BMO and Floridian acquisitions, we now rank as a top ten bank in the attractive Orlando market, one of the fastest growing MSAs in the nation. In 2016 alone, we added over 8,500 households and $600 million in deposits in this market through both the acquired work and also organic growth.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

The impact of shifting routine transactions to lower-cost channels continues to be significant. We estimate that we are shifting 900,000 routine transactions to our lower-cost channels on an annual basis as more of our customers use our mobile apps and ATM network. By next year’s third quarter, we expect our non-teller transactions will exceed teller transactions and this is going to represent a milestone in the execution of the transformational strategy that we rolled out in 2015.

Finally, we continue to execute our strategy of developing and deepening relationships with our customers through the use of analytics and digitally-enabled marketing programs. Let me give you three important indicators of our continued progress in this area. Consumer loans and deposit accounts sold to existing households during the quarter grew 77 percent and 54 percent, respectively, versus the third quarter of 2015. Organic household growth was 2.4 percent annualized. We are growing households despite attrition that we expected from some of our branch closures. Debit card spend reached another high in the third quarter, up 2.07 percent over the second quarter and up 21.25 percent over Q3 of last year.

Based on our results for the first three quarters of this year, we reaffirm our 2016 adjusted fully-diluted EPS target of $1.00. We’ll provide guidance for 2017 when we announce our fourth quarter and full-year results in late January.

Let me reiterate, Seacoast’s balanced growth strategy is producing results for shareholders. As we close in on the final quarter of this year, Seacoast is entering 2017, we believe, from a position of strength. We see significant runway for continued organic growth, and that growth should create an even stronger run rate than that suggested by next quarter’s results.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Continued organic growth, combined with value-creating acquisitions that strengthen our presence in the fast-growing Florida market, our home for more than 90 years, will allow us to create continued value for our shareholders.

With that, I’d like to turn the call over to Steve (Fowle) who will provide a little more detail on the highlights of the quarter and give us some helpful hints for how we’re going to achieve the results we’ve talked about next quarter. We’ll then look forward to taking a few questions. So Steve, I turn it over to you.

Steve Fowle: Thank you, Denny, and thank you, all, for joining us this morning. Following Denny’s update on the progress of our transformational strategy, I’d like to focus on some of the highlights of our financial and operational performance. As noted in our press release, we reported third quarter earnings of $9.1 million or $0.24 per diluted share, compared to $5.3 million or $0.14 per diluted share in the second quarter of this year and $4.4 million or $0.13 per diluted share in the year-ago period. Third quarter adjusted earnings topped $10.6 million and EPS reached $0.28, up 22 percent from the second quarter and 56 percent above one year ago.

Our third quarter GAAP earnings include $2.6 million of adjusting items, primarily costs related to the Floridian and BMO Harris acquisitions, including costs to take redundant branches out of service as discussed in our press release. This wraps up expense reductions from these deals, so Q4 will be the first quarter with full cost savings from these acquisitions. As a quick reminder, these acquisitions are providing immediate earnings accretion and have anticipated IRRs near 20 percent or better.

This quarter our team recorded record loan production overall, as well as record quarters in consumer, mortgage, and small business loan production. Our loan portfolio grew $670 million or 32 percent compared to the prior year and $153 million or 23 percent annualized above the second quarter of 2016. Excluding acquisitions, we grew our loan portfolio $330 million or 16 percent year-over-year with $27 million of this quarter’s growth related to loan purchases. Our loan pipelines were also strong as we exited Q3, suggesting continued strength for the last quarter of the year.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Amid impressive loan performance, we continue to manage our loan portfolio within our prudent guiderails designed to maintain granularity and limit commercial real estate exposure. At quarter-end, our CRE exposure totaled around 200 percent of capital, well below regulatory-suggested levels and well below our Florida peers. Overall, our 10 largest lending relationships represent only 36 percent of capital and aggregate to only $135 million in outstanding balances. That’s less than $14 million per relationship, on average.

Franchised growth and record loan production also helped us drive continued significant revenue improvement. Revenues excluding securities gains grew $10.1 million or 27 percent above prior-year levels to $47.2 million. This translates to a $3.6 million or an 8 percent non-annualized increase above the second quarter. Our increased loan production again boosted net interest income, which came in 9 percent above second quarter levels, again not annualized.

Margin improved six basis points sequentially to 3.69 percent due to loan growth and from deployment of excess liquidity held at the time of the BMO Harris acquisition in the second quarter of this year. Margin in the quarter benefited from low-fee accretion from purchased loans and loan pre-payments. However, the level of loan fees was very similar to levels we saw in the second quarter of this year and to the year-ago period. While the impact from this item is very hard to predict from quarter to quarter, I’d expect a lower benefit ongoing, decreasing margin by up to about five basis points plus or minus. Putting loan fees aside, while we expect that a low-rate environment will continue to negatively impact loan pricing, improvement and balance sheet mix derived from our strong loan growth is expected to serve as a good offset and result in a slightly rising net interest margin over the next several quarters.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Moving to non-interest income, service fee income increased 21 percent above last year and rose 7 percent, again not annualized, link quarter. We continue to see steady improvements in transaction-based service fees such as interchange income, deposit income, and other fee income, reflecting growth in households and successful delivery of new products and services to our current customer base, as well as benefit from acquired customers. Our record mortgage production and strong mortgage banking fees also played its part this quarter. We expect non-interest income will continue to benefit from franchise growth. Additionally, fourth quarter historically benefits seasonally as the beginning of our winter season kicks in. As a result, we’d expect to see low to mid-single digit growth in Q4.

In the third quarter, we recorded $550,000 in provision for loan losses compared to a $662,000 provision in the second quarter and $987,000 in the year-ago period. Our allowance for non-acquired loans stands at 1 percent, nearly steady from last quarter. Quarterly provisioning reflects continued strong loan growth offset by $1.4 million in recoveries recorded in the quarter.

Expense levels in the third quarter reflect a first full quarter with operating expenses from both Floridian and BMO. As mentioned earlier, this quarter does not reflect the full benefit of cost savings from these acquisitions, as ten additional branch locations were taken out of service during Q3 and other expense savings were implemented.

Non-interest expense increased $4.3 million from the third quarter of last year to $33.4 million. Adjusted expenses increased $4.7 million from prior-year levels. The year-over-year increase reflects ongoing cost related to two bank acquisitions made during last year and investments to support our franchise growth, with the most significant increases in salary and benefits costs, occupancy and equipment, data processing, and the other expenses category, as well as intangible amortization, all areas where you would expect acquisition activities to impact expenses. Expenses in this quarter also include additional incentives rewarding strong performance. As we indicated in our earnings release and worth repeating, while adjusted non-interest expenses grew 18 percent compared to prior-year levels, revenues, excluding securities gains, grew 27 percent providing 900 basis points of operating leverage.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Looking ahead, the fourth quarter will benefit from full-merger savings. In fact, it will be our first quarter reflecting full savings. For this reason, we would expect expenses to decrease slightly, especially in areas impacted by merger savings, such as occupancy and other expense line items. As a result, we anticipate our efficiency ratio to show continued downward momentum into the low 60s.

Finally, our tax rate benefited from the adoption of ASU 2016-09 governing treatment of equity compensation. This accounting lowered our tax provision by $418,000 this quarter. This accounting pronouncement will add volatility and tax provisioning in future quarters dependent on share vesting, option exercise activity, and our stock price. We believe it’s appropriate to use an effective tax rate of about 36 percent for the fourth quarter of this year. As Denny indicated earlier, in light of the fact and as I just discussed, we continue to target our $1 per share goal for the year.

With that recap, I’ll return the conversation back to Denny.

Dennis Hudson: Great. Thanks, Steve, and we’d be happy to take a few questions. Operator?

Operator: Thank you. We will now begin the question and answer session. [Operator instructions].

Our first question comes from Bob Ramsey from FBR.

Kyle Peterson: Hi, good morning, guys. This is actually Kyle Peterson in for Bob today. Just wanted to touch on the expenses. I know you guys said that next quarter will be the first quarter with the full run rates savings from the mergers, and I think you guys said somewhere in the low 60s for the efficiency ratio. Is that low 60 percent range where we should be thinking about efficiency then moving forward from here?

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Steve Fowle: Yes, so you’re right, low 60s for the end of this year. You may remember first quarter is always a tougher quarter from a seasonality and days-in-the-quarter dynamics standpoint, but that efficiency ratio is something that would be appropriate to start from and to work downward from there.

Kyle Peterson: Okay. Great. Then I guess just touching a little bit on margin, I know there’s a couple moving pieces here, but I think you guys said on a net basis, you’d expect a little bit of a lift based on balance sheet mix. Is that a fair way to think, that it’s flat to maybe a basis point or two moving up from here?

Steve Fowle: As I think about margin, the underlying dynamics of our margin should be improved balance sheet mix, you’re right, and it will lift us as we move through the next several quarters. I do want to remind you that we did have a lot of loan accretion, both from purchased loans and from pre-payments in our legacy portfolio. So that should, as it normalizes, yield maybe up to five basis points of compression in a normal quarter, so while that’s difficult to predict, it needs to be factored into the equation, as well.

Kyle Peterson: Okay. Thank you. I guess just last one for me, and then I’ll jump out.

Dennis Hudson: Just to clarify, you said we had a large amount of it. It was really a fairly small amount this quarter, but I think the context was over the last several quarters. We see that coming down as we look forward, and so we’re not counting on that additional accretion in some of the conversation we just had. So we’re mindful of that, and just to reiterate, Steve suggested that we might see some margin compression on the order of five basis points plus or minus, but with what’s happening in the balance sheet and our stellar growth in loans and households, we expect to overcome that with greater net interest income in the coming quarter and out over the next few quarters, just to be clear.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Kyle Peterson: Okay. Great. I guess just a last one from me, we noticed last month that you guys did file an 8-K where you guys restructured some of the change-in-control agreements that you guys had. I was wondering if you guys might be able to provide any more color as to how that came about or your thoughts on that at all.

Dennis Hudson: I would just say that we were looking at some of our older agreements and updating them from a governance standpoint to reflect best practice, and that was the driver for some of that. We also had some new team members that were joining the organization and we were, again, just relooking at our overall structure of those agreements.

Kyle Peterson: Okay. Great.

Dennis Hudson: That’s all I would say about that. Thanks.

Kyle Peterson: Okay. Yes. Great. Thanks, guys.

Operator: Thank you. Our next question comes from Peter Ruiz from Sandler O’Neill. Your line is open.

Peter Ruiz: Hi, thanks, guys. Quick question, loan growth has been really strong in the last couple quarters; obviously you guys have made a lot of great investments. Just wanting to know, is a 20 percent growth rate sustainable into 2017, or could that probably trend lower towards maybe a mid-teens or low double-digit rate? Is that more reasonable to think about?

Chuck Cross: Yes, we still feel confident that we’re going to grow. I think what Steve Fowle mentioned before was that we were at about 16 percent year-over-year, excluding acquisitions, and so maybe as guidance, we’re going to stick to the low- to mid-teen growth rate on our loan portfolio.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Peter Ruiz: Okay, that’s great. Also, obviously, credit quality is still looking clean and you guys continue to do a great job there. Does it seem like recoveries could maybe slow as we go into 2017, maybe see more normalized recoveries and maybe leading to a little bit of a higher provision, or do you think strong recoveries could flow through the majority of ’17, as well?

David Houdeshell: Yes, this is David. I think our provision and our recovery pattern is at some point going to decline on a net recovery basis. We’re getting distance from the horrific period back during the cycle, and our opportunities for such large recoveries, especially like we reported this quarter, is diminishing in opportunity. So we will continue to collect everything we had lost during that cycle, but our loan growth is beginning to outpace those opportunities and so we will revert to more normal provision expense in the quarters going forward.

Peter Ruiz: Okay. That’s it for me now. Thanks.

Dennis Hudson: Thank you, Peter.

Operator: Thank you. [Operator instructions]. Our next question comes from Michael Young from SunTrust.

Michael Young: Hi, good morning, everyone.

Dennis Hudson: Good morning.

Michael Young: Denny, I had a couple big picture questions for you I wanted to hit and wanted to start first with Hurricane Matthew. First of all, hope everyone in your organization was safe and not impacted too much by that, but just any implications for the company as a result of that? Obviously, I heard Steve’s comments on loan growth in the fourth quarter, so it doesn’t really seem to be affecting loan growth but just outside of that maybe.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Chuck Shaffer: Hi, Michael. It’s Chuck Shaffer. Yes, it came through and stayed off our coast for the most part and we dealt with it, but it really shouldn’t impact Q4, and any set-backs we’d expect to make up by the end of the quarter.

Dennis Hudson: Yes, so very little impact. It was interesting exercise for us. We were able to transfer our 24/7 call center operation to our backup center during that storm and continued to provide all digital access throughout the storm. Interestingly, we saw a bit of a spike in some of the digital transactions that we would typically see during that period of time. It’s kind of interesting how that is transforming the business model and how important it is for our customers to be able to maintain digital access throughout events like that. So we’ll continue to redouble our efforts to make sure we can continue to operate no matter what is going on in terms of weather events, but very little impact on us, although probably lost a few days of production that we’re making up, as Chuck said.

Michael Young: Okay. Perfect. Another big picture one, we’ve seen a lot of chatter obviously in the industry following Wells Fargo and the issues that they had. Just curious with your consumer-heavy model and the way you’re remodeling the distribution channels, any expected impacts to either incentive structures or anything in that channel, and how you’re doing business there?

Dennis Hudson: I think it’s pretty well-known now that the Wells Fargo issue was really a function of culture and a breakdown in the culture in that organization. I’m pleased to say that our culture is, in many ways, captured in something we talk about internally with all of our associates as our Four Promises. Our Four Promises encourage our associates, essentially, to always do the right thing when addressing customer needs.

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Promise number one for our customers—it literally is promise number one—is we promise to get you comfortable with the right products and the right team to serve you. So based on the news out of Wells Fargo last month, we actually have re-examined our internal processes and look pretty carefully at it, so we believe, based on what we’ve seen, that we haven’t seen any issues that would cause us to have any concern. We’ve confirmed, actually, that everything we’re seeing is suggesting that we’re acting in our customers’ best interests as we serve them going forward.

Michael Young: Okay. Great. Just one last one and I’ll step back. Denny, I wanted to get an update on your capital priorities. At this point, I know dividend hasn’t been a focus, but also, we’ve seen a lot of M&A chatter and announcements in Florida, so with the two acquisitions behind you, how are you thinking about M&A, and then dividend as well?

Dennis Hudson: Well, as we always say, M&A is not what we lead with. What we lead with is organic growth and growing our franchise and helping our customers with their financial needs. And we’re really proud of the organic growth we’ve created. Having said that, we remain open to M&A opportunities that will help us engage deeper with the state of Florida and help us build out an organization here that is able to return great value to shareholders over time. So when we see those things line up and match up with our strategy and the like, we take advantage of that. So we’re opportunistic acquirers.

Having said that, I think we see a lot of smaller organizations across the country that are struggling to maybe address some of the things we’ve been addressing over the last three years in terms of model transformation. So we see that as an exciting opportunity as we look forward. I hope that answers your question.

Michael Young: Yes, and just on the dividend, too, your thoughts there?

Seacoast Banking Corporation of Florida

Exhibit 99.2

to Form 8-K Dated October 26, 2016

Dennis Hudson: Yes, clearly, we’ve been leveraging our capital position mightily, particularly over the last year and over time as we have grown the balance sheet and produced the record level of growth that we had this quarter and that we anticipate going forward, so that becomes a huge priority for us. As our earnings have improved, we’re accreting additional capital that we’re going to pour back into our growth plans and programs. Well I guess we’d say: stay tuned in terms of other things that we look at in terms of capital transactions. Suffice it to say, we have explored all of the levers from buybacks to dividends and we’ll continue to look at that as we go forward, but we remain focused on creating very safe growth for shareholders and much better returns as we go forward to take advantage of what we see are some of the best opportunities for growth we’ve ever seen in the state.

Michael Young: Okay. Thanks, everyone, and congrats on the good quarter.

Dennis Hudson: All right. Thanks, Michael.

Chuck Shaffer: Thanks, Mike.

Operator: Thank you. [Operator instructions]. If we have no further questions, I will turn the call back to Mr. Hudson for closing remarks.

Dennis Hudson: Great. Well, thank you very much for attending today. We look forward to talking with all of you in late January as we conclude the year and again to lay out our plans for ’17 and beyond. Thanks.

Operator: Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.